Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Christine E. Reel
713.419.1236
MITCHAM INDUSTRIES REPORTS RECORD FIRST QUARTER
HUNTSVILLE, Texas — June 13, 2006 — Mitcham Industries, Inc. (NASDAQ: MIND) today reported that net income increased 61% to $3.4 million, or $0.33 per diluted share, for its first quarter ended April 30, 2006 from $2.1 million, or $0.22 per diluted share, for the comparable quarter last year. Revenues for the first quarter totaled $14.1 million, up 85% from $7.6 million in the comparable quarter last year. The Company said that its results include a non-cash expense item of $0.3 million related to stock options cost recorded in general and administrative cost as required by SFAS 123R. The Company further stated that its strong results reflect steady growth in its core leasing activities, due in part to a resurgence in seismic activity, as well as strong sales of both lease pool and other equipment.
“While we experienced heavy leasing activity in our North American and new Eurasian operations, equipment sales were also particularly strong. Seamap, one of our wholly-owned subsidiaries, increased its sales of marine seismic equipment to over $3.3 million this quarter,” said Billy F. Mitcham, Jr., Mitcham Industries’ President & CEO. “Our Canadian subsidiary also dramatically increased sales of new equipment to complement their strong leasing operations.”
“Not only have our financial and operating results reached record levels, but our growth in several important measures has been acknowledged by publications such as Fortune Small Business Magazine (FSB) and the Houston Chronicle. In its 2006 annual review of 50 small cap stocks to watch, FSB asked ten top-performing small-cap fund managers to name five high-growth stocks each. Mitcham Industries ranked #1 out of the 50 stocks presented. (More information on this ranking may be found at: http://money.cnn.com/2006/05/29/smbusiness/50smallcaps_intro/index.htm.) The Houston Chronicle’s 100 Leading Companies survey ranked Mitcham Industries 14th in earnings per share growth and 16th in market return. For inclusion in this survey, participants were ranked based on four categories for 2005: total revenue, earnings-per-share growth, annual revenue growth and one-year total return to shareholders on a dividend-reinvested basis. Based on these combined metrics, Mitcham Industries ranked 43rd, which is quite an accomplishment for our first appearance in this survey,” said Mr. Mitcham.
In other news, the Company said that it had hired Cyndi Miller, CPA to serve as its Corporate Controller. “We are delighted to have Cyndi join our team and believe her extensive global public company and oil service industry experience will only serve to strengthen our operations as we continue to expand domestically and internationally,” said Mr. Mitcham.
M O R E

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future demand for the Company’s products and services, the Company’s future financial position and results of operations, business strategy and other plans and objectives for future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease fleet; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors that are disclosed in the Company’s 2006 Annual Report on Form 10-K and its other Securities and Exchange Commission filings and available from the Company without charge. All information in this release is as of the date of this release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
M O R E

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended
	April 30,
	2006	2005
Revenues:
Equipment leasing	$7,010	$6,196
Lease pool equipment sales	2,707	713
Other equipment sales	4,398	729

Total revenues	14,115	7,638

Costs and expenses:
Direct costs — seismic leasing	855	597
Direct costs — equipment leasing depreciation	1,740	2,101
Cost of lease pool equipment sales	1,477	167
Cost of other equipment sales	2,746	525
General and adminstrative includes $297 and $36	3,534	1,953
related to stock based compensation
Depreciation and amortization	298	76

Total costs and expenses	10,650	5,419

Operating income	3,465	2,219

Other income, net	10	85
Interest income, net	148	—

Income before income taxes	3,623	2,304

Provision for income taxes	184	162

Net income	$3,439	$2,142

Net income per common share
Basic	$0.36	$0.24
Diluted	$0.33	$0.22

Shares used in computing net income per common share:
Basic	9,563,000	8,976,000
Dilutive effect of common stock equivalents	744,000	612,000

Diluted	10,307,000	9,588,000

M O R E

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	April 30,	January 31,
	2006	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,978	$16,426
Short-term investments	2,000	2,550
Accounts receivable, net of allowance for doubtful accounts of $926 and $1,125	12,235	5,793
Current portion of notes receivable, net of allowance for doubtful notes of $148 and $48	3,056	2,734
Inventories, net of allowance for obsolescence of $66 and $62	2,148	1,155
Prepaid expenses and other current assets	757	717
Current portion of deferred tax asset	1,266	—
Current assets of discontinued operations	320	366

Total current assets	34,760	29,741

Seismic equipment lease pool and property and equipment	81,341	79,023
Accumulated depreciation of seismic lease pool and property and equipment	(60,243)	(59,099)

Intangible assets, net of amortization of $380 and $266	2,470	2,584
Goodwill	3,358	2,358
Deferred tax asset, net of valuation allowance of $4,897 and $4,378	1,734	3,000
Other assets	11	13

Total assets	$63,431	$57,620

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,339	$4,436
Deferred revenue	630	381
Income taxes payable	446	286
Current liabilities of discontinued operations	14	10
Accrued expenses and other current liabilities	2,693	2,056

Total current liabilities	8,122	7,169
Long-term debt	3,000	3,000

Total liabilities	11,122	10,169

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value; 20,000,000 shares authorized; 10,501,190 and 10,360,110 shares issued, respectively	105	104
Additional paid-in capital	65,578	64,404
Treasury stock, at cost (919,000 and 915,000 shares)	(4,781)	(4,686)
Deferred compensation	(263)	(8)
Accumulated deficit	(11,984)	(15,427)
Accumulated other comprehensive income	3,654	3,064

Total shareholders’ equity	52,309	47,451

Total liabilities and shareholders’ equity	$63,431	$57,620

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